Exhibit 99.1

News Release

Weatherford Appoints New Executive Vice President, General Counsel & Corporate Secretary
Merges Legal and Compliance Groups

ZUG, SWITZERLAND, July 1, 2014 – Weatherford International plc (NYSE: WFT) announces the appointment of Ms. Dianne B. Ralston as Executive Vice President, General Counsel and Corporate Secretary. Ms. Ralston joins Weatherford with more than 20 years of combined legal, compliance, and contractual experience in the oil and gas industry, including working for Schlumberger in a variety of roles since 1998. Her most recent positions with Schlumberger were of Deputy General Counsel, Corporate, as well as Deputy General Counsel, Government Affairs and Litigation. Ms. Ralston also acted as Director of Compliance, responsible for the development and management of Schlumberger’s global corporate Ethics and Compliance Program. Ms. Ralston holds a B.B.A. from Texas A&M University and a Juris Doctorate from the University of Houston School of Law. She will report directly to Mr. Bernard J. Duroc-Danner, Chairman, President and Chief Executive Officer.

With this appointment, Weatherford will merge the Company’s legal and compliance departments under Ms. Ralston, ensuring best practices in legal and compliance activities while securing a more efficient and effective organizational structure. With the resolution of Weatherford’s legacy issues, this consolidation is a natural step forward in corporate governance.

Mr. William B. Jacobson, Senior Vice President, Co-General Counsel and Chief Compliance Officer of Weatherford, will be stepping down and leaving the Company to pursue other opportunities. During his five year tenure at Weatherford, Mr. Jacobson established a comprehensive best-in-class compliance program. Mr. Alejandro Cestero, Vice President, Co-General Counsel and Corporate Secretary of Weatherford, will also be leaving the Company effective July 31, 2014 to pursue other opportunities.  Weatherford thanks both Mr. Jacobson and Mr. Cestero for their dedicated service, and is grateful for their many contributions to Weatherford’s progression.

Mr. Bernard J. Duroc-Danner, Chairman, President and Chief Executive Officer commented, “The appointment of Diane Ralston completes the strengthening of the senior executive team. Operations, Finance and now Legal functions have a recharged senior leadership. The new leadership, together with a streamlined and focused organization, a technology-rich portfolio with highly developed expertise and a broad and integrated global infrastructure will drive our steadfast direction of Core, Cost and Cash. The objective for Weatherford is clear: de-lever and a step change in profitability. Weatherford could not ask for a better team to deliver what our direction promises.”

About Weatherford

Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company’s product and service portfolio spans the lifecycle of the well and includes Well Construction, Formation Evaluation, Completion and Artificial Lift. Weatherford is Irish-based, operates in over 100 countries and currently employs approximately 60,000 people worldwide. For more information, please visit www.weatherford.com.

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Contacts:	Krishna Shivram	+1.713.836.4610
Executive Vice President and Chief Financial Officer

	Karen David-Green	+1.713.836.7430
Vice President - Investor Relations